SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM N-6F
NOTIFICATION NOTICE OF INTENT TO ELECT TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF THE INVESTMENT COMPANY ACT OF 1940

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      The undersigned hereby notifies the Securities and Exchange
Commission that it intends to file a notification of election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act") and in connection with such notice submits the following information:

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ENERGY INDEPENDENCE FUND, INC.
(Exact Name of Issuer as Specified in its Articles of Incorporation)

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1100 Ridgefield Boulevard
Suite 100-F
Asheville, North Carolina 28806-6210
(828) 418-1285
(Address, including zip code, and telephone number, including area code, of Issuer's principal business office)

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Lewis A. Reynolds
President and Chief Executive Officer
1100 Ridgefield Boulevard
Suite 100-F
Asheville, North Carolina 28806-6210
(828) 418-1285
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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      The undersigned company hereby notifies the Securities and
Exchange Commission that it intends to file a notification of election to be subject to sections 55 through 65 of the Actwithin ninety days of the date of this filing. The company would be excluded from the definition of an investment company by section 3(c)(1) of the Act, except that it presently proposes tomake a public offering of its securities as a business development company.


SIGNATURES

      Pursuant to the requirements of section 6(f) of the Act, the undersigned company has caused this notice of intent to elect to be subject to sections
55 through 65 of the Act pursuant to section 54(a) of the Act to be duly executed on its behalf in the City of Asheville, State of North Carolina on January 31, 2007.


 ENERGY INDEPENDENCE FUND, INC.



 By:	/s/ Lewis A. Reynolds
      ____________________________(SEAL)
      Lewis A. Reynolds,
      Chairman of the Board, President,
      & Chief Executive Officer


Attest:

      /s/ Frank D. McHone, Jr.
      ____________________________________
      Frank D. McHone, Jr.
      Vice President